Exhibit 10.2

AMENDED AND RESTATED

NON-REVOLVING LINE OF CREDIT PROMISSORY NOTE

$2,200,000.00	November 13, 2023

THIS AMENDED AND RESTATED NON-REVOLVING LINE OF CREDIT PROMISSORY NOTE (this “Note”) is effective as of November 13, 2023, and is issued by Loop Media, Inc., a Nevada corporation (the “Borrower”) to the Lenders set out in Exhibit A hereto (collectively, the “Lender”).

WHEREAS, on May 13, 2022, Borrower and Lender entered into that certain Non-Revolving Line of Credit Loan Agreement (the “Agreement”) in which Lender agreed to make loans to Borrower, as a non-revolving line of credit not to exceed the sum of $2,200,000 in the aggregate (the “Loan”), which Loan is evidenced by that certain Non-Revolving Line of Credit Promissory Note dated May 13, 2022 (the “Original Note”), in the aggregate principal amount of up to two million two hundred thousand dollars ($2,200,000.00);

WHEREAS, as of the date hereof, Borrower and Lender have entered into that certain Non-Revolving Line of Credit Agreement Amendment (the “Amendment”) to extend the Maturity Date of the Original Note by nine (9) months, from eighteen (18) months from the Effective Date of the Agreement to twenty-seven (27) months from the Effective Date of the Agreement (the “Extended Maturity Date”);

WHEREAS, Borrower and Lender desire to amend and restate the Original Note in order to reflect the Extended Maturity Date, and, accordingly, Borrower has agreed to execute and deliver this Note;

WHEREAS, Borrower and Lender desire to amend the payment instructions in the Original Note; and

NOW, THEREFORE, in consideration of the premises, the agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows, effective as of the date first above written:

A.         The Maturity Date of this Note shall be twenty-seven (27) months from the Effective Date of the Original Note.

B.          Payments to Lender shall be made to: ______________________________________, according to wire instructions provided to Borrower.

C.          This Note does not extinguish the outstanding indebtedness evidenced by the Original Note and is not intended to be a substitution or novation of the original indebtedness or instruments evidencing the same, all of which shall continue in full force and effect except as specifically amended and restated hereby.

D.          This Note completely amends and replaces the Original Note and the Original Note shall have no further force or effect whatsoever.

E.          The Original Note is hereby amended, restated and replaced in its entirety by this Note to read as follows:

FOR VALUE RECEIVED, Loop Media, Inc., a Nevada corporation (“Borrower”), promises to pay to the order of the Lenders set out on Exhibit B to the Loan Agreement (defined below) (collectively, the “Lender”), the aggregate of such amounts Lender has disbursed to Borrower during the period from the date first set forth above to the Maturity Date (defined below), up to TWO MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($2,200,000.00), in lawful money of the United States of America (the “Loan” or the “Advances”), together with all accrued interest on the principal amount of all Advances made hereunder from the date such Advance was made at a rate specified in that certain Non-Revolving Line of Credit Loan Agreement between RAT Investment Holdings, LP, the Lenders and Borrower, as amended as of the same date as this Note (“Loan Agreement”). Capitalized terms used in this Amended and Restated Non-Revolving Line of Credit Promissory Note (this “Note”) that are not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.

This Note evidences the Loans incurred under the Loan Agreement to which reference is made for a statement of the terms and provisions thereof, including those under which such indebtedness may be declared to be immediately due and payable. This Note is entitled to the benefits of, inter alia, the Loan Agreement and the other Loan Documents.

On the Maturity Date, the then outstanding principal balance of the Loan, all accrued and unpaid interest, and any other amounts owed by Borrower to Lender pursuant to the Loan Agreement and other Loan Documents shall be due and payable in full. All payments made under this Note to Lender (collectively, a “Payment”) shall be made payable to Lender by wire transfer or corporate check at the address provided next to its signature below. Payments to Lender shall be made payable to “RAT Investment Holdings, LP” at the following address: ______________________________________, according to wire instructions provided to Lender.

For purposes of this Note, the maturity date shall be twenty-seven (27) months from the date of this Note (the “Maturity Date”).

After the Maturity Date or due date on this Note (whether at the stated maturity, by acceleration, or otherwise), interest shall be charged on the respective principal amount remaining unpaid at a rate specified in the Loan Agreement, until paid.

Notwithstanding the foregoing, however, in no event shall the interest charged exceed the maximum rate of interest allowed by applicable law, as amended from time to time. Lender does not intend to charge any amount of interest, monthly renewal fee or other fees or charges in the nature of interest that exceeds the maximum rate allowed by applicable law. If any payment of interest or in the nature of interest hereunder would cause the foregoing interest rate limitation to be exceeded, then such excess payment shall be credited as a payment of principal.

If any Payment is more than five (5) Business Days late, Borrower agrees to pay Lender a late charge equal to five percent (5.0%) of such Payment (“Late Fee”). The provisions of this Note establishing a Late Fee shall not be deemed to extend the time for any Payment due or to constitute a “grace period” giving Borrower a right to cure such default.

If any Payment becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

Unless otherwise specified herein, a Payment shall be applied by Lender first to interest and lawful charges then accrued, and then to principal, unless otherwise determined by Lender in its discretion.

Borrower will have the right to prepay the Loans, in whole or in part, at any time upon three (3) Business Days’ prior notice to Lender; provided, however, if applicable, Borrower must pay such prepayment premium pursuant to Section 2.5 of the Loan Agreement, if applicable.

Borrower shall be in default under this Note upon the occurrence of an Event of Default under the Loan Agreement.

Lender shall have, in addition to the rights and remedies contained in this Note and any other related documents, all of the rights and remedies of a creditor, now or hereafter available at law or in equity and under the Loan Agreement. Lender may, at its option, exercise any one or more of such rights and remedies individually, partially, or in any combination from time to time, including, to the extent applicable, before the occurrence of an event of default. No right, power, or remedy conferred upon Lender by the related documents shall be exclusive of any other right, power, or remedy referred to therein or now or hereafter available at law or in equity.

Without limiting the generality of the foregoing, if a default shall occur then Lender may declare the indebtedness owed to Lender by Borrower hereunder and any or all of any other indebtedness owed by Borrower to Lender, whether direct or indirect, contingent or certain, to be accelerated and due and payable at once, whereupon such indebtedness, together with interest thereon, shall forthwith become due and payable, all without presentment, demand, protest, or other notice of any kind from Lender, all of which are hereby expressly waived; and Lender may proceed to do other all things provided by law, equity, or contract to enforce its rights under such indebtedness and to collect all amounts owing to Lender.

All parties liable for any Payment agree to pay or reimburse Lender for all of its costs and expenses incurred in connection with the administration, supervision, collection, or enforcement of, or the preservation of any rights under, this Note or the obligation evidenced hereby, including without limitation, the fees and disbursements of counsel for Lender including attorneys' fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise. All parties liable for any Payment agree to promptly pay, indemnify, and reimburse Lender for, and hold Lender harmless against any liability for, any and all documentary stamp taxes, nonrecurring intangible taxes, or other taxes, together with any interest, penalties, or other liabilities in connection therewith, that Lender now or hereafter determines are payable with respect to this Note or the obligations evidenced by this Note. The foregoing obligations shall survive Payment of this Note.

All notices, requests, and demands to or upon the parties hereto, shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the address provided next to the signatures below or such other address as may be hereafter designated in writing by one party to the other.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

In any litigation in connection with or to enforce this Note, any endorsement or guaranty of this Note, or any of the other related documents, Borrower irrevocably consents to and confers personal jurisdiction the state and federal courts located within Sarasota County, Florida, expressly waives any objections as to venue in any of such courts, and agrees that service of process may be made on Borrower by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to its address set forth herein (or otherwise expressly provided in writing). Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

In the event that any one or more of the provisions of this Note is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. If any such provision is held to be illegal, invalid, or unenforceable, there will be deemed added in lieu thereof a provision as similar in terms to such provision as is possible, that is legal, valid, and enforceable. To the extent permitted by applicable law, Borrower hereby waives any law that renders any such provision invalid, illegal, or unenforceable in any respect.

The singular shall include the plural and any gender shall be applicable to all genders when the context permits or implies

No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise of that or any other right or remedy. Presentment, demand, notice of nonpayment, notice of protest, protest, notice of dishonor and all other notices are hereby waived by Borrower.

This Note may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by the party against whom such action is to be enforced.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder and Lender shall not assign or otherwise transfer any of its rights or obligations hereunder without the consent of Borrower. In the event Lender transfers or assigns its obligations hereunder, Lender shall be relieved of all liability therefor.

Time is of the essence in the performance of this Note.

This Note is entitled to the benefit of all of the provisions of the Loan Agreement.

Borrower and Lender (by its acceptance hereof) hereby knowingly, irrevocably, voluntarily, and intentionally waive any right to a trial by jury in respect of any litigation based on this Note or any other document executed in connection with this Note or arising out of, under, or in connection therewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of any party. This provision is a material inducement for Lender to enter into the transaction evidenced hereby.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

Loop Media Inc., a Nevada corporation

By:	/s/
Name: Neil T. Watanabe
Title: Chief Financial Officer

Address:

2600 West Olive Avenue, Suite 5470

Burbank, CA 91505

Email Address: neil@loop.tv

EXHIBIT A

Lenders

LENDER	PRINCIPAL LOAN AMOUNT
Boston Fidelity Financial, LLC	$1,000,000
Attn: Shannon Ciaravella, Managing Member

Randall Oser	$200,000

Neil Oser	$200,000

Siesta Private Mortgages, LLC	$100,000
Scott D. Williams, Manager

RAT Investment Holdings, LP	$100,000
Roger Tichenor, General Partner

AFW Ventures, LLC	$100,000
Ralph Wheaton, Manager

ERE SEP, LLC	$100,000
Eric Elliott, Managing Member

On Purpose Holdings, LP	$200,000
Harris B. Williams, Jr., General Partner

ADK Holdings, LP	$200,000
Jared Kaban, Managing Member

TOTAL:	$2,200,000